Exhibit 10.3

LPL FINANCIAL HOLDINGS INC.
2010 OMNIBUS EQUITY INCENTIVE PLAN

Revenue Award Agreement

This Revenue Award Agreement (the “Agreement”) made as of this 1st day of January, 2013 between LPL Financial Holdings Inc., a Delaware corporation (“Financial Holdings”), and Esther M. Stearns (the “Participant”).

1.    Grant of Revenue Award.

a.    Grant. The Participant is hereby awarded, pursuant to the Plan and subject to its terms, a performance bonus opportunity (the “Award”) giving the Participant the conditional right to receive, subject to vesting, shares of Stock of Financial Holdings (the “Shares”) equal in value to the percentage of the Grant Value earned by the Participant based on achievement during the Performance Period of the Revenue Target.

b.    Calculation of Award Earned. The percentage of the Grant Value earned shall be determined by multiplying (x) by (y) by (z), where

(x) is the Grant Value;

(y) is the percentage of Revenue Target achieved; provided, that if such achievement is less than 50%, such percentage shall be zero (0); and

(z) is the Leverage Ratio.

Notwithstanding the foregoing sentence, the maximum amount payable under the Award shall not exceed Five Million Dollars ($5,000,000).

2.    Vesting.

Unless earlier terminated, relinquished or expired, the Award shall vest as follows:

a. Generally. The Award, to the extent earned, shall become vested on December 31, 2015, subject to the Participant remaining continuously employed by Financial Holdings or an Affiliate through such date.

b.    Forfeiture. Automatically and immediately upon the date the Participant is no longer employed by Financial Holdings or any of its Affiliates, the Award will terminate and be forfeited. In addition, any portion of the Award that does not vest on December 31, 2015, shall be forfeited.

c.    Change in Control; IPO.    Notwithstanding any other provision of this Agreement, upon the consummation of a Change in Control or IPO of NestWise, in either case, prior to delivery of the Shares as described in Section 3 below, the Award shall be terminated without payment or delivery of Shares.

3.    Payment; Delivery of Shares.

Subject to Section 4 below, Financial Holdings shall, as soon as practicable following December 31, 2015 (but in no event later than March 15, 2016), deliver that number of such whole or fractional Shares that have a total Fair Market Value, determined as of December 31, 2015, equal to the earned and vested portion of the Grant Value (as determined pursuant to Sections 1 and 2 above) to the Participant (or, in the event of the Participant's death, to the person to whom the Award has passed by will or the laws of descent and distribution). Notwithstanding the foregoing, the number of whole or fractional Shares to be delivered by Financial Holdings shall have a maximum total Fair Market Value of Five Million Dollars ($5,000,000) on the date such shares are delivered. No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.

4.    Dividends; Other Rights.

The Award shall not be interpreted to bestow upon the Participant any equity interest or ownership in Financial Holdings or any Affiliate prior to the date on which Financial Holdings delivers Shares to the Participant. The Participant is not entitled to vote any Shares by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any Share prior to the payment date with respect to such Share. The Participant shall have the rights of a shareholder only as to those Shares, if any, that are actually delivered under this Award.

5.    Certain Tax Matters.

The Participant expressly acknowledges that because this Award consists of an unfunded and unsecured promise by Financial Holdings to deliver Shares in the future, subject to the terms hereof, the Participant is unable to elect to recognize income associated with this Award pursuant to an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”). In no event shall Financial Holdings have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A of the Code.

6.    Nontransferability.

Neither this Award nor any rights with respect thereto may be sold, assigned, transferred (other than by will or the laws of descent and distribution), pledged or otherwise encumbered, except as the Administrator may otherwise determine.

7.    Effect on Employment Rights; NestWise Operations.

This Award shall not confer upon the Participant any right to continue as an employee of Financial Holdings or any of its Affiliates and shall not affect in any way the right of Financial Holdings or any Affiliate of Financial Holdings to terminate the Participant's employment at any time. The Participant acknowledges and agrees that LPL Holdings, Inc. (“Holdings”) is the sole member of NestWise, and together with Financial Holdings, has the sole and complete discretion to continue or to cease the operations of NestWise at any time and for any reason. The Award provided under this Agreement is provided in consideration for the services Participant agrees to provide NestWise. Upon any cessation of the operations of NestWise or termination of Participant's employment with NestWise and this Agreement, for whatever reason, Financial Holdings shall have no further obligation to the Participant under this Agreement.

8.    Adjustments.

The Administrator may adjust any provision of this Award, including, but not limited to, the Revenue Target, equitably and in good faith to reflect the consequences of additional capital contributions, withdrawal of equity, acquisitions, dispositions, other changes in NestWise's capital structure, licensing agreements, distributions to holders of equity interests in NestWise, changes in management and investment banking fees incurred by NestWise, changes in GAAP, or other similar factors, and any determination or adjustment by the Administrator under this Section 8 (including, for the avoidance of doubt, any determination by the Administrator not to make an adjustment) shall be binding and conclusive on all parties.

9. Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan. The following terms have the following meanings:

a. “Change in Control” means the consummation, after the Grant Date, of (i) any transaction or series of related transactions, whether or not NestWise is party thereto, after giving effect to which in excess of fifty percent (50%) of NestWise's voting power is owned directly, or indirectly through one or more entities, by any person and its affiliates or associates or any group other than, in each case, Financial Holdings or an affiliate of Financial Holdings (including any successor or acquirer of Financial Holdings or Holdings), or (ii) a sale or other disposition of all or substantially all of the consolidated assets of NestWise to any person other than an affiliate of Financial Holdings (including any successor or acquirer of Financial Holdings or Holdings) (each of the foregoing, a “Business Combination”), provided that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of a Business Combination following which Financial Holdings or an affiliate of Financial Holdings (including any successor or acquirer of Financial Holdings or Holdings) owns, directly or indirectly, 50% or more of the outstanding securities of the resulting, surviving or acquiring corporation or entity in such transaction. For purposes of clarity, any transaction or series of transactions, after giving effect to which in excess of fifty percent (50%) of the voting power, or all or substantially all of the consolidated assets, of Financial Holdings or Holdings is owned or controlled, directly or indirectly, by any person and its affiliates or associates or any group shall not constitute a Change of Control for purposes of this Agreement. For purposes of this Section 9(a), the terms “affiliate,” “associate” and “group” shall have the meanings set forth in the rules promulgated under the Exchange Act.

b. “Fair Market Value” means, (i) with respect to a Trading Day, the closing price on such Trading Day of a Share, as reported on the principal securities exchange on which the Shares are then listed or admitted to trade and (ii) with respect to a day other than a Trading Day, the closing price as determined under (i) above for the most recent Trading Day preceding the non-Trading Day. In the event that the price of a Share is no longer listed or admitted to trade on a securities exchange, the fair market value will be determined by the Board in good faith.

c.    “GAAP” means United States generally accepted accounting principles.

d.    “Grant Value” means Three Million Dollars ($3,000,000).

e.    “IPO” means the closing of an underwritten initial public offering and sale of stock for cash pursuant to an effective registration statement filed with respect to NestWise.

f.    “Leverage Ratio” means 1.35.

g.    “NestWise” means NestWise LLC, a Delaware limited liability company.

h.    “Performance Period” means the period beginning on January 1, 2015 and ending on December 31, 2015.

i.    “Plan” means the LPL Financial Holdings, Inc. 2010 Omnibus Equity Incentive Plan, as amended from time to time.

j. “Revenue” means the revenue of NestWise for the fiscal year ending December 31, 2015, as determined from the face of NestWise's consolidated financial statements for such fiscal year and determined in accordance with GAAP.

k.    “Revenue Target” means [ *****]1.

l. “Trading Day” means each business day in which the trading price of a Share is reported by the principal securities exchange on which such Share is then listed or admitted to trade.

10.    Amendments.

Subject to the Administrator's authority pursuant to Section 8, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Participant and Financial Holdings.

11.    Governing Law.

This Agreement shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.    Provisions of the Plan.

This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of the Award has been furnished to the Participant. By accepting all or any part of the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of this Agreement shall control.

[signature page follows]

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1***** Confidential material redacted and separately filed with the Securities and Exchange Commission.

IN WITNESS WHEREOF, Financial Holdings, by its duly authorized officer, and the Participant have executed this Agreement as of the date first set forth above.

LPL FINANCIAL HOLDINGS INC.
/s/ Mark S. Casady

Mark S. Casady
Chief Executive Officer

Agreed and Accepted:

/s/ Esther M. Stearns

Esther M.Stearns